Exhibit 99.1

Collectors Universe Provides Update on Filing of 2008 10-K

NEWPORT BEACH, CA – September 15, 2008 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds and colored gemstones, announced that today it filed a Form 12b-25 with the Securities and Exchange Commission notifying the SEC of a delay in the filing of its Annual Report on Form 10-K for its fiscal year ended June 30, 2008.  The Company expects to complete and file its Annual Report on Form 10-K with the SEC before the expiration of the fifteen-day extension period under SEC Rule 12b-25.  As reported in the Form 12b-25, the completion of the Form 10-K has been delayed because the Company is conducting, in accordance with applicable accounting rules, a valuation to determine the amount of an expected non-cash  impairment charge to the carrying value of the assets of its  jewelry businesses and the related impact on our income tax provision.

The Company also provided, in that Form 12b-25, certain preliminary financial information relating to the results of its operations for the fiscal year and fourth quarter ended June 30, 2008, indicating that it expects to report (before giving effect to the impairment charge) increases in its operating loss  and pre-tax loss to $6.5 million and $5.4 million, respectively, for fiscal 2008, from approximately $2.9 million and $0.8 million, respectively, in fiscal 2007 while for the fourth quarter of fiscal 2008, the operating loss decreased to approximately $1.7 million and the pre-tax loss increased to approximately  $1.5 million, compared to the operating and pre-tax losses of $1.8 million and $1.3 million, respectively, in the fourth quarter of fiscal 2007. For the fourth quarter of fiscal 2008, the decrease in our operating loss (before giving effect to the above-described  impairment charge) as compared to the fourth quarter of fiscal 2007, is  primarily attributable to lower trade show coin revenues offset by higher revenues in our other businesses and lower operating expenses while the increased pre-tax loss reflects lower interest income.

A copy of the Company’s September 15, 2008 Form 12b-25 is available at the Company’s website at http://www.collectors.com.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets, will not be successful in enabling us to improve our profitability or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2007 which we filed with the SEC on September 13, 2007 and in our Quarterly Reports filed with the SEC for the first three quarters of fiscal 2008.  Due to those risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance.  We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual Report or Quarterly Reports filed with the SEC.

Contact:

Joe Wallace	Brandi Piacente
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group
949-567-1245	212-481-2050
Email: jwallace@collectors.com	Email: brandi@thepiacentegroup.com

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